Exhibit 10.1
MONDRIAN LOS ANGELES
PURCHASE AND SALE AGREEMENT
BETWEEN
MONDRIAN HOLDINGS LLC,
A DELAWARE LIMITED LIABILITY COMPANY
AS SELLER
AND
WOLVERINES OWNER LLC,
A DELAWARE LIMITED LIABILITY COMPANY
AS PURCHASER
As of April 22, 2011

i

ii

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of April 22, 2011 (the “Effective Date”), by and between Mondrian Holdings LLC, a Delaware limited liability company (“Seller”), and Wolverines Owner LLC, a Delaware limited liability company (“Purchaser”). Unless otherwise noted, all capitalized terms set forth in this Agreement shall have the meanings ascribed to them in Annex A attached hereto.
WITNESSETH:
     WHEREAS, Seller is the owner and holder of the fee simple estate in and to that certain plot, piece and parcel of land located at 8440 Sunset Boulevard, West Hollywood, California, County of Los Angeles and more particularly described in Schedule 1.1(a) attached hereto (the “Land”), together with the 237 room hotel, restaurants, bars, spas, lounges, meeting rooms and all other improvements and fixtures (collectively, the “Improvements”) located on the Land (the Improvements and the Land are hereinafter sometimes collectively referred to as the “Real Property”); and
          WHEREAS, Seller operates on the Real Property the hotel known as “Mondrian” (the “Hotel”);
          WHEREAS, Seller desires to cause the sale, assignment and transfer of its interests in and to the Property (as defined below) to Purchaser in accordance with the terms and provisions of this Agreement, and Purchaser desires to purchase such interests from Seller and assume certain liabilities related to the Property upon the terms more particularly set forth in this Agreement.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Purchaser and Seller agree as follows:
ARTICLE I
PURCHASE AND SALE
     1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey, and Purchaser agrees to purchase, all of the right, title and interest of Seller or any affiliate of Seller (which shall not include 8440 LLC or Sunset Restaurant LLC) in and to the following:
          (a) The Land as described in Schedule 1.1(a) attached hereto.
          (b) The Improvements.

          (c) All tangible personal property owned by Seller or any affiliate of Seller and located on the Real Property, used solely in connection with the operation of the Real Property (including appliances, furniture, fixtures (other than those which constitute Improvements), furnishings, equipment, machinery, building systems, security systems, key cards (together with all devices for coding and monogramming such key cards), vehicles, appliances, carpeting, draperies and curtains, tools and supplies, decorations, china, glassware, linens, silver, utensils, computers, computer equipment and manuals, computer software and programs, uniforms, works of art, materials, supplies and other similar items of personal property) and that are located at the Hotel as of the Closing Date, but specifically excluding the personal property listed on Schedule 1.1(c) attached hereto (the “Excluded Personal Property”). The tangible personal property described in this Section 1.1(c), exclusive of the Excluded Personal Property, is hereinafter referred to collectively as the “Personal Property”).
          (d) All contracts or reservations for the use of spas, guest rooms, ballroom and banquet facilities, conference facilities, meeting rooms or other facilities of the Hotel or located within the Improvements, for the Closing Date and the period from and after the Closing Date (collectively, the “Bookings”), and any deposits held by Seller in connection with the Bookings and not previously applied as of the Closing Date.
          (e) All contracts, agreements and warranties to which Seller is a party that are assignable without the consent of the counterparty thereto or additional costs or liability to Seller, or with respect to which Seller obtains consent to an assignment hereunder from the applicable counterparty, relating to the upkeep, repair, maintenance or operation of the Real Property or the Personal Property, including all deposits and credits thereunder (to the extent the obligation to apply or return such deposits or credits is assumed by Purchaser) (collectively, the “Service Contracts”), including the contracts and agreements: (i) listed on Schedules 1.1(e)-1(a) attached hereto (which sets forth the Service Contracts assignable without the consent of the counterparty thereto or additional costs or liability to Seller) and 1.1(e)-1(b) attached hereto (which sets forth the Service Contracts in effect as of the Effective Date that are not assignable without the consent of the counterparty thereto or additional costs or liability to Seller) (but specifically excluding (A) Bookings, (B) Space Leases, (C) insurance policies, (D) the Management Agreement, and (E) any contract or agreement listed on such Schedule 1.1(e)-1 which (1) is terminated on or before Closing pursuant to the terms of this Agreement, (2) expires pursuant to its terms on or before the Closing Date or (3) is terminated by the applicable counterparty thereto on or before the Closing Date); (ii) providing for the lease of equipment or other personal property listed on Schedule 1.1(e)-2(a) (which sets forth any such leases assignable without the consent of the counterparty thereto or additional costs or liability to Seller) and 1.1(e)-2(b) attached hereto (which sets forth any such leases in effect as of the Effective Date that are not assignable without the consent of the counterparty thereto or additional costs or liability to Seller) (collectively, the “Equipment Leases”, but specifically excluding any contract or agreement listed on such Schedule 1.1(e)-2(a) or Schedule 1.1(e)-2(b) which (A) is terminated on or before Closing pursuant to the terms of this Agreement, (B) expires pursuant to its terms on or before the Closing Date or (C) is terminated by the applicable counterparty thereto on or before the Closing Date); and (iii) entered into after the Effective Date and which Seller is permitted to enter into under the terms of this Agreement.

          (f) All names, marks, logos and designs, used in the operation or ownership of the Property or any part thereof listed on Schedule 1.1(f), provided that Purchaser expressly acknowledges and agrees that the following items are specifically excluded and shall not be transferred hereunder: (i) all right, title or interest of any kind or nature whatsoever in and to, and intellectual property in any way relating to, the Manager’s Materials or Manager’s Tradenames (it being understood that certain rights with respect to certain of the foregoing items shall be granted to Purchaser pursuant to the Management Agreement); (ii) all websites and domains used for the Hotel, including access to the FTP files of the websites; and (iii) any information or reports that relate solely to the period prior to the Closing (all such items not to be transferred hereunder being collectively referred to as the “Retained IP”).
          (g) To the extent the same are assignable as of the Closing Date without consent of a third party or additional costs or liability to Seller and to the extent assumed by Purchaser, all transferable licenses, franchises and permits owned by Seller and used in or relating to the ownership, occupancy or operation of the Property or any part thereof as listed on Schedule 1.1(g), subject to Purchaser’s compliance with any limitations or restrictions on transfer or assignment of any computer-related materials or software which are contained in any license or similar agreement (collectively, the “Permits”), provided that the term Permits specifically excludes any and all non-transferable permits and licenses held by Seller in connection with the Property, including, without limitation, the liquor license and the permits and approvals required for the preparation, sale and service of food and beverage (it being acknowledged that the Existing Liquor License will be transferred pursuant to the Liquor Assets Escrow Agreement) (collectively, such excluded Permits, the “Excluded Permits”).
          (h) To the extent the same are assignable as of the Closing Date without consent of a third party or additional costs or liability to Seller, all assignable telephone numbers, TWX numbers, post office boxes, signage rights, utility and development rights and privileges, site plans, surveys, environmental and other physical reports, plans and specifications pertaining to the Real Property and the Personal Property (all of the property described in clauses (f), (g), and (h) of this Section 1.1 that is not specifically deemed excluded being herein referred to collectively as the “Intangibles”).
          (i) All: (i) food and beverages (excluding alcoholic beverages) that are in the Hotel as of the Closing Date; (ii) inventory held for sale by Seller to Hotel guests and others in the ordinary course of business including all opened and unopened retail inventory in any area at the Hotel conducting retail sales that is in the Hotel as of the Closing Date (collectively, “Retail Inventory”); (iii) engineering, maintenance and housekeeping supplies (including soap and cleaning materials, fuel and materials, stationery and printing items) that are in the Hotel as of the Closing Date; and (iv) other supplies, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Real Property or the Personal Property that are in the Hotel as of the Closing Date (all of the foregoing being referred to herein as the “Consumable Inventory” and, to the extent contained in unopened boxes, bottles, jars or containers of any type as of the Closing Date, shall collectively be referred to, together with unopened packages of china, glass, silver and linens (but excluding any bottles of alcoholic beverages), as the “Unopened Inventory”).

          (j) To the extent the same are in effect on the Closing Date, all leases or licenses for the lease and occupancy of space at the Hotel listed and described on Schedule 1.1(j) attached hereto (collectively, the “Space Leases”), including any deposits relating to such Space Leases held by Seller and not applied to the tenant’s obligations as of the Closing Date. For purposes of this Agreement, the term “Space Leases” does not include Bookings.
          (k) Subject to Section 4.4.9 hereof, Seller’s interest in the funds contained in “house banks” for the Hotel as of the Cut-Off Time, whether held in the name of Seller, the Hotel or Manager (defined below) and owned by Seller (collectively, the “House Bank Funds”). Purchaser expressly acknowledges and agrees that the Property to be transferred to Purchaser pursuant to this Agreement does not include any reserve or other accounts created or maintained by or on behalf of Seller or Manager in connection with the ownership or operation of the Hotel.
          (l) Any deposits made by Seller with utility companies or governmental agencies or authorities relating to the Real Property to the extent apportionment is made therefor pursuant to Section 4.4.
     1.2 Property Defined.
          (a) The Real Property, the Personal Property, the Permits, the Bookings, the Service Contracts, the Intangibles, the Unopened Inventory, the Retail Inventory, the Consumable Inventory, the Space Leases and the House Bank Funds are hereinafter sometimes referred to collectively as the “Property”. The Purchase Price is generally subject to adjustment pursuant to Section 4.4, and specifically does not include payment for, and shall be adjusted with respect to (among other things), the House Bank Funds, and certain of the Unopened Inventory and the Retail Inventory, as described in Section 4.4 below.
          (b) Notwithstanding anything to the contrary in Section 1.1 or Section 1.2(a) above, the following items are expressly excluded from the Property:
          (i) All cash on hand or on deposit in any operating account or other account or reserve, except for security deposits held by Seller as landlord with respect to any Space Lease as of the Closing Date, security deposits held by Seller with respect to any Booking as of the Closing Date, utility and governmental agency deposits, deposits held by Seller in connection with any Service Contract to be assumed by Purchaser and the House Bank Funds, all of which are to be transferred at Closing subject to the terms of this Agreement.
          (ii) The Excluded Personal Property.
          (iii) The Retained IP.
          (iv) The Excluded Permits.
          (v) All accounts receivable of the Hotel and all related operations (collectively, the “Receivables”).

          (vi) Any tangible or intangible property (including, without limitations, fixtures, personal property or intellectual property) owned by: (A) the supplier, vendor, licensor, lessor or other party under any Service Contracts; (B) the tenants under any Space Leases; (C) Manager (but solely with respect to the types of tangible and intangible property that Manager would retain upon termination of the New Management Agreement); (D) any employees; (E) any guests or customers of the Hotel; or (F) any other third party.
     1.3 Permitted Exceptions. The Property shall be conveyed subject only to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II below.
     1.4 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total of ONE HUNDRED THIRTY SEVEN MILLION AND NO/100 DOLLARS ($137,000,000.00) (the “Purchase Price”).
     1.5 Payment of Purchase Price.
          (a) On the Closing Date, Purchaser shall deliver to Escrow Agent, by wire transfer of immediately available federal funds to the bank account designated in the Escrow Agreement, an amount equal to the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, less the Earnest Money previously delivered to Escrow Agent.
          (b) The Purchase Price (including the Earnest Money previously delivered to Escrow Agent), as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser and Escrow Agent prior to the Closing.
          (c) Seller and Purchaser agree that attached hereto as Schedule 1.5(c) is an allocation of the Purchase Price among the Real Property and various items of personal property (i.e., the Property other than the Real Property). Each party agrees to file federal, state and local tax returns consistent with such allocations agreed upon between the parties.
     1.6 Earnest Money.
          (a) Within one (1) business day following the full execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deposit with First American Title Insurance Company (“Escrow Agent”) having its office at 633 Third Avenue, New York, NY 10017, Attention: Andrew Jaeger or Anthony Ruggeri, the sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) (together with accrued interest thereon, the “Earnest Money”) by wire transfer of immediately available federal funds to the bank account designated in the Escrow Agreement. The full amount of the Earnest Money is deemed earned by Seller when the Additional Earnest Money is delivered pursuant hereto by Purchaser and is non-refundable to Purchaser except in the event that this Agreement is timely terminated as a result of Purchaser’s election to terminate in accordance with and pursuant to Section 2.3(b), Section 4.8, Section 6.2 or Section 8.2 below, in which case the Escrow Agent shall be obligated to refund the full amount of the Earnest Money to Purchaser pursuant to the terms of the Escrow Agreement.

          (b) Escrow Agent shall hold the Earnest Money in a segregated, interest-bearing account in accordance with the terms and conditions of the Deposit Escrow Instructions attached hereto as Exhibit G (the “Escrow Agreement”). All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed or applied as Earnest Money in accordance with the terms of the Escrow Agreement.
          (c) Time is of the essence for the delivery of Earnest Money under this Agreement and the failure of Purchaser to timely deliver any portion of the same shall be a material default, and shall entitle Seller, at Seller’s sole option, to terminate this Agreement immediately and to pursue all remedies available to Seller under this Agreement.
     1.7 Management Agreement. Purchaser acknowledges that the Hotel is being operated and managed by Morgans Hotel Group Management LLC, a Delaware limited liability company (“Manager”) (formerly known as Ian Schrager Hotel Management LLC), pursuant to that certain Property Management Agreement dated as of June 30, 1999, by and between Seller and Manager (the “Management Agreement”). At Closing, the Management Agreement will be terminated effective as of the Closing Date at Seller’s sole cost and expense and Purchaser and Manager will enter into a hotel management agreement in the form agreed to by the parties prior to the Effective Date (the “New Management Agreement”).
ARTICLE II
TITLE AND SURVEY
          2.1 Title Report. Seller has obtained and delivered to Purchaser, a title report dated March 14, 2011 (Title No. NCS — 48012 — NY) (the “Title Report”) covering the Real Property from First American Title Insurance Company (the “Title Company”) and, has caused the Title Company to deliver to Purchaser a copy of each document referenced in the Title Report as an exception to title to the Real Property. Purchaser shall deliver to Seller, within five (5) days after receipt by Purchaser, a copy of any updates (each a “Title Update”) to the Title Report issued by the Title Company, provided that if Purchaser shall receive a Title Update less than five (5) days prior to the then scheduled Closing Date, then Purchaser shall deliver same to Seller prior to the Closing.
          2.2 Survey. Purchaser has obtained a survey of the Real Property prepared by Scott E. Ohana. P.L.S. with a visual examination update April 15, 2011 (Reference No. J.N. 113-11) (as so updated, the “Survey”).
          2.3 Approval of Title.
          (a) Purchaser has approved all title exceptions and survey matters set forth on Schedule 2.4(a) attached hereto.
          (b) Purchaser shall have five (5) business days after receipt of a Title Update, if any, to notify Seller, in writing, of such objections as Purchaser may have to anything contained in such Title Update other than Permitted Exceptions (and if Purchaser receives a Title Update less than (5) days prior to a scheduled Closing Date, then Purchaser shall deliver such written notice to Seller prior to the Closing). In the event Purchaser shall notify Seller, in writing, of objections to title or to matters shown on a Title Update, Seller shall have the right, but not the obligation, to cure such objections. Within five (5) business days after receipt of Purchaser’s notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure any or all of such objections. If Seller elects to attempt to cure any or all of such objections, Seller shall have the right to attempt to remove, satisfy or cure the same and for this purpose Seller shall, at Seller’s election, be entitled to reasonable adjournments of the Closing if additional time is required, but in no event shall the adjournments, in the aggregate, exceed sixty (60) days after the Outside Closing Date. If Seller elects not to attempt to cure any objections specified in Purchaser’s notice, or if Seller fails (despite using reasonable commercial efforts) to effect a cure of those objections which it elected to attempt to cure prior to the Closing (or any date to which the Closing has been adjourned) and so notifies Purchaser in writing, or if Seller fails to respond to Purchaser’s notice within said five (5) business day period, Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions and any matter objected to by Purchaser which Seller is unwilling or unable to cure (each of which shall also be deemed to be Permitted Exceptions), without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If: (A) Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection; (B) Seller fails to respond to Purchaser’s notice within said five (5) business day period; or (C) if, having commenced attempts to cure any objection, Seller later notifies Purchaser in writing that Seller will not effect a cure thereof, then, in any such event, Purchaser shall, within five (5) days after such notice has been given (or within five (5) days after Seller’s five (5) business day period to respond to Purchaser’s objection notice has expired), notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) of the immediately preceding sentence or to terminate this Agreement under clause (ii) of the immediately preceding sentence. Purchaser’s failure to notify Seller of termination of this Agreement within such five (5) business day period shall be deemed to be an irrevocable election under clause (i) above to accept conveyance of the Property without reduction of the Purchase Price.
          (c) Unless expressly agreed to by Seller, Seller have no responsibility or obligation of any kind or nature whatsoever (express or implied) to cure any title matter objected to by Purchaser. Notwithstanding the foregoing sentence, if any exceptions on the Title Report or any of the objections set forth in a written notice from Purchaser consist of delinquent taxes, mortgages, deeds of trust, security agreements, construction or mechanics’ liens, tax liens or other liens or charges in a fixed sum (or capable of computation as a fixed sum) (collectively, “Monetary Encumbrances”), then Seller shall be obligated to pay and discharge (or cause the Title Company to insure over) such Monetary Encumbrances, provided that (1) Seller’s obligation to incur costs and expenses in connection with paying and/or discharging all such Monetary Encumbrances is limited to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate and (2) the foregoing aggregate limitation of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) shall not apply to any liens securing loans made to Seller and any other Monetary Encumbrances that were caused, assumed, consented to or created by Seller.

     2.4 Conveyance of Title. Notwithstanding anything contained herein to the contrary, at Closing, Seller shall convey and transfer to Purchaser its interest in the Real Property subject to the following exceptions to title (the “Permitted Exceptions”):
          (a) Those matters specifically set forth on Schedule 2.4(a) attached hereto and made a part hereof.
          (b) Any state of facts shown on the Survey.
          (c) The lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date, subject to adjustment as herein provided.
          (d) All laws, ordinances, rules and regulations of the United States, the State of California, any city or other subdivision or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Real Property or the Hotel, as the same may now exist or may be hereafter modified, supplemented or promulgated (collectively, the “Legal Requirements”).
          (e) All presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, subject to apportionment as provided in this Agreement.
          (f) Any matters over which the Title Company is willing to insure to the reasonable satisfaction of Purchaser at no additional cost (or, if there is additional cost, if Seller will pay the cost).
          (g) Any matters against which the Title Company is willing to provide affirmative insurance to the reasonable satisfaction of Purchaser at no additional cost (or, if there is additional cost, if Seller will pay the cost).
          (h) Any other matter affecting title to the Real Property that was not objected to by Purchaser or was waived or deemed waived by Purchaser in accordance with Section 2.3 hereof.
          (i) All violations of laws, rules, regulations, statutes, ordinances, orders or requirements of law and/or conditions giving rise to the same;
          (j) The rights of Hotel guests which occupy the Hotel or have any Booking or reservation for rooms, food and beverages, meetings and other customary Hotel uses relating to periods subsequent to the Closing Date; and
          (k) The rights of the tenants under the Space Leases and any person claiming by, through or under such tenants.
     2.5 Title Policy. At Closing, Seller and Purchaser shall direct the Title Company to issue an ALTA Owner’s Policy 2006 (“Title Policy”) insuring Purchaser’s interest in and to the Real Property as of the Closing Date, subject to the Permitted Exceptions.

ARTICLE III
INSPECTION
     3.1 Right of Inspection.
          (a) Purchaser shall, subject to the rights of guests of the Hotel and the tenants under the Space Leases, have the right to make physical inspections of the Real Property and to examine at such place or places at the Hotel or elsewhere as the same may be located, any operating files maintained by or for the benefit of Seller in connection with the leasing, operation, current maintenance and/or management of the Property (“Property Information”), including, without limitation, the Space Leases, the Service Contracts, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Hotel, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Hotel, environmental audits and similar materials, materials related to Hotel Employees (as defined below), to the extent Seller is not prohibited by applicable contracts or law from disclosing such materials, and any other documents relating to the Property in Seller’s or Manager’s possession or control, but excluding materials not directly related to the maintenance and/or management of the Property such as, without limitation, Seller’s financial projections, forecasts, budgets, appraisals, company tax records, internal memoranda, correspondence and reports and similar proprietary or confidential information; provided, however that it is anticipated and Purchaser and Seller agree that Manager will provide Purchaser with Manager’s forecasts and budgets with respect to the future operation of the Property.
          (i) Subject to Section 11.2, Purchaser shall keep all Property Information strictly confidential, provided that Purchaser may deliver copies of Property Information to its attorneys, accountants and other advisors in connection with the acquisition of the Property and to current and prospective lenders and partners provided that such parties agree to maintain the confidentiality of such Property Information and that Purchaser is liable to Seller for any breach by any such party of the confidentiality of such Property Information.
          (b) Purchaser understands and agrees that any on-site inspections of the Property shall only be conducted during business hours with not less than two (2) business days prior notice to Seller. Seller may have its respective representatives attend any such inspections. Such physical inspection shall not disturb Hotel guests or tenants under the Space Leases nor unreasonably interfere with the use of the Property by Seller or Manager. Such physical inspection shall not be invasive in any respect, and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Following each entry by Purchaser with respect to inspections and/or tests on the Real Property, Purchaser shall repair any damage to the Property caused by Purchaser or any of its agents, consultants or representatives in connection with Purchaser’s diligence activities at the Property, and restore the Property to the original condition as existed prior to any such inspections and/or tests, at Purchaser’s sole cost and expense.
          (c) Seller shall reasonably cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability in connection therewith. Purchaser shall not disrupt Seller’s, Manager’s or any tenant’s or guest’s activities on the Real Property and shall not contact Manager’s on-site managers or on-site employees, or any other employees working at the Hotel, any guests of the Property, any party to a Service Contract, any tenants under the Space Leases, any lender providing financing secured by the Real Property or any governmental authority without in each instance obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
          (d) Purchaser shall indemnify, defend, protect and hold Seller harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees actually incurred), damages or injuries arising out of or resulting from or in connection with the inspection of the Property by Purchaser or its agents, employees, representatives, consultants or contractors and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify, defend, protect and hold harmless Seller shall survive Closing or any termination of this Agreement. Purchaser agrees (i) that prior to entering the Property to conduct any inspection, Purchaser shall obtain and maintain, and shall cause each of its consultants, contractors and agents to maintain (and shall deliver evidence thereof in the form of a policy certificate satisfactory to Seller thereof), at no cost or expense to Seller, commercial general liability insurance from an insurer reasonably acceptable to Seller in the amount of Two Million Dollars ($2,000,000) with combined single limit for personal injury or property damage per occurrence, such policies to name Seller and Manager as additional insured parties, which insurance shall provide coverage against any claim for personal injury or property damage caused by Purchaser or its agents, employees, representatives or consultants in connection with any such tests and investigations, and (ii) to keep the Property free from all liens and encumbrances on account of any inspections and/or tests made by or for the benefit of Purchaser. Purchaser’s insurance may not be canceled or amended prior to Closing except upon not less than thirty (30) days’ prior written notice to Seller. Purchaser’s obligations under this Section 3.1 shall survive a termination of this Agreement.
     3.2 Seller Due Diligence Materials. PURCHASER ACKNOWLEDGES THAT INFORMATION RELATED TO THE PROPERTY CONTAINED IN THE SECURE WEBSITE (THE “E-ROOM”) TO WHICH PURCHASER HAS PREVIOUSLY BEEN GRANTED ACCESS HAS BEEN MADE AVAILABLE TO PURCHASER IN THE E-ROOM BY SELLER. BY EXECUTING THIS AGREEMENT, PURCHASER ACKNOWLEDGES ITS RECEIPT THEREOF OR THE AVAILABILITY THEREOF AND THAT (1) PURCHASER HAS RECEIVED COPIES OF THE ENVIRONMENTAL, ENGINEERING, SOILS AND OTHER REPORTS REGARDING THE CONDITION OF THE PROPERTY (COLLECTIVELY, THE “REPORTS”) LISTED ON SCHEDULE 3.2 ATTACHED HERETO, AND (2) ANY REPORTS OR OTHER DOCUMENTS DELIVERED OR TO BE DELIVERED BY SELLER OR ITS AGENTS OR CONSULTANTS TO PURCHASER ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND WITHOUT ANY REPRESENTATION OR WARRANTY OF SELLER AS TO THEIR ACCURACY OR COMPLETENESS OF FACTS OR OPINIONS SET FORTH THEREIN EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THAT ANY RELIANCE BY PURCHASER ON SUCH REPORTS OR OTHER DOCUMENTS IN CONNECTION WITH THE PURCHASE OF THE PROPERTY IS UNDERTAKEN AT PURCHASER’S SOLE RISK. PURCHASER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY UNINTENTIONAL INACCURACY IN OR OMISSION FROM THE OFFERING MATERIALS PREPARED IN CONNECTION WITH THE SALE OF THE

PROPERTY OR ANY REPORTS OR OTHER DOCUMENTS MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. PURCHASER HAS CONDUCTED ITS OWN INVESTIGATION OF THE CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE. For purposes of this Agreement, the term “Seller Due Diligence Materials” shall mean the Reports, the Property Information and all other documents and materials provided or otherwise made available by Seller to Purchaser in the E-Room or pursuant to Section 3.1 and the other provisions of this Agreement or otherwise, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses made by Purchaser based on the information in such documents or materials.
ARTICLE IV
CLOSING
     4.1 Time and Place; Pre-Closing.
          (a) Subject to the provisions of Sections 4.6 and 4.7 below, the consummation of the transaction contemplated hereby (“Closing”), as evidenced by the payment and release of the Purchase Price to Seller and the release by Seller of the deed for recording, shall occur on or before 4:00 p.m. (New York time) on May 3, 2011, as such date may be adjourned from time to time in accordance with this Agreement (“Outside Closing Date”, with the actual date of Closing being referred to herein as the “Closing Date”). The Closing shall occur through an escrow administered by Escrow Agent and the Purchase Price and all documents (unless otherwise mutually agreed) shall be deposited with Escrow Agent as escrowee. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.
          (b) Notwithstanding anything herein to the contrary, the parties shall “pre-close” the sale of the Property on the last business day immediately prior to the Closing Date (the “Pre-Closing Date”). The term “pre-close” shall mean that each of the parties shall deliver to Escrow Agent no later than 4:00 p.m. (New York time) on the Pre-Closing Date all of the documents and other items (other than closing proceeds and other funds) required to be delivered by such party for Closing, including all of the closing documents required pursuant to Sections 4.2 and 4.3 hereof. With respect to the closing adjustments to be made between the parties pursuant to Section 4.4 hereof, the adjustments shall continue to be made effective as of the Cut-Off Time, but on the closing statement executed by the parties on the Pre-Closing Date, the parties shall in good faith estimate those adjustments which are not capable of being finalized prior to the Cut-Off Time, and the parties shall reconcile said estimated adjustments pursuant to Section 4.4.14 hereof.
     4.2 Seller’s Closing Obligations and Deliveries. At Closing, subject to Section 4.1 above, Seller shall through Escrow Agent make the following deliveries and take the following actions:

          (a) Execute and deliver to Purchaser one (1) original counterpart of a grant deed (“Deed”), in the form attached hereto as Exhibit A and made part hereof, conveying the Real Property subject only to the Permitted Exceptions.
          (b) Execute and deliver to Purchaser two (2) original counterparts of a bill of sale in the form attached hereto as Exhibit B and made a part hereof conveying all of Seller’s right title and interest in and to the Personal Property, the Unopened Inventory, the Retail Inventory, the Consumable Inventory without warranty of use and without warranty, expressed or implied, as to merchantability and fitness for any purpose.
          (c) Execute and deliver to Purchaser two (2) original counterparts of an assignment and assumption of Seller’s interest in the Service Contracts (including the Equipment Leases), the Bookings the Permits and the other Intangibles (in each case to the extent assignable) (“Assignment of Contracts”) in the form attached hereto as Exhibit C and made a part hereof.
          (d) Execute and deliver to Purchaser two (2) original counterparts of an assignment and assumption of Seller’s interest in the Space Leases (“Assignment of Space Leases”) in the form attached hereto as Exhibit D and made a part hereof.
          (e) Deliver to Purchaser a certificate, dated as of the Closing Date and executed on behalf of Seller by a duly authorized officer thereof, stating that, to the best knowledge of such duly authorized officer, the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein including without limitation any changes resulting from actions under Section 5.3 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct. Seller shall not be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the Closing Date and (ii) is permitted under the terms of this Agreement or is beyond the reasonable control of Seller; provided, however, that if any of the foregoing changes are not permitted under the terms of this Agreement but are materially adverse to Purchaser, then any such changes constitute the non-fulfillment of the condition set forth in Section 4.6(a) and Purchaser may elect to terminate this Agreement pursuant to Section 4.8. If, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate.
          (f) Deliver to Purchaser and the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller.
          (g) Deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, in the form attached hereto as Exhibit E.
          (h) If not already delivered to Purchaser, deliver to Purchaser, originals, or, if unavailable, copies of the Space Leases, the Service Contracts and the Permits, if any, in the

possession or control of Seller or Seller’s agents, together with such leasing and property files and records which are (A) in the possession or control of Seller or Seller’s agents and (B) material in connection with the continued operation, leasing and maintenance of the Property and any keys to security deposit boxes. For a period of four (4) years after Closing in case of Seller’s need in response to any legal requirement, a tax audit, tax return preparation or litigation threatened or brought against Seller, Purchaser shall maintain the books and records for the Property with respect to the period of Seller’s ownership (to the extent that such records were provided to Purchaser and Seller did not retain copies thereof), at Purchaser’s expense, and allow Seller and its agents or representatives reasonable access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all books and records at Seller’s cost and expense, which right shall survive the Closing. The location of such items at the Hotel on the Closing Date shall constitute delivery to Purchaser.
          (i) Deliver to Escrow Agent an executed counterpart closing statement consistent with this Agreement and in a customary form.
          (j) Deliver a copy of the termination agreement executed by Seller and Manager, which has the effect of terminating the Management Agreement effective as of the Closing Date.
          (k) Deliver to Title Company a title affidavit generally in the form attached hereto as Exhibit F (the “Title Affidavit”).
          (l) Deliver to Purchaser the Intangibles in Seller’s possession or control. The location of such items at the Hotel on the Closing Date shall constitute delivery to Purchaser.
          (m) Deliver to Purchaser two (2) original counterpart copies of the New Management Agreement executed by the Manager.
          (n) Deliver to Purchaser a certificate or registration of title for any owned vehicle or other Personal Property included in the Property which requires such certification or registration, duly executed, conveying such vehicle or such other Personal Property to Purchaser.
          (o) Deliver any real estate transfer tax declaration (including, without limitation, a Preliminary Change of Ownership Report) and all other documents required under Applicable Law in connection with the conveyance of the Real Property.
          (p) Deliver to Purchaser (2) original executed counterpart copies of a Post-Closing F&B Operations Agreement in the form agreed to by the parties prior to the Effective Date.
          (q) Deliver to Escrow Agent two (2) original executed counterpart copies of an agreement regarding post-closing capital projects in the form agreed to by the parties prior to the Effective Date (the “Capital Repairs Escrow Agreement”).

          (r) Deliver to Purchaser two (2) original executed counterpart copies of the Liquor Assets Escrow Agreement executed by Liquor Seller.
          (s) Deliver such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement.
     4.3 Purchaser’s Closing Obligations and Deliveries. At Closing, Purchaser shall through Escrow Agent make the following deliveries and take the following actions:
          (a) Pay the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, to Seller in immediately available wire transferred funds pursuant to Section 1.5 above, it being agreed that at Closing the Earnest Money shall be applied towards payment of the Purchase Price.
          (b) Deliver a written direction to Escrow Agent to disburse the Earnest Money to Seller in accordance with the Escrow Agreement.
          (c) Deliver the same number of original executed counterparts of the instruments described in clauses (b), (c), (d), (i), (p), and (q) of Section 4.2 above to Seller or Escrow Agent, as applicable.
          (d) Deliver to Seller a certificate, dated as of the Closing Date and executed on behalf of Purchaser by a duly authorized officer thereof, stating that, to the best knowledge of such duly authorized officer, the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the Closing Date.
          (e) Deliver to Seller and Title Company such evidence as Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser.
          (f) Deliver to Seller, on behalf of Manager, two (2) original executed counterpart copies of the New Management Agreement.
          (g) Deliver to Seller two (2) original executed counterpart copies of the Liquor Assets Escrow Agreement executed by Wolverines Lessee.
          (h) Deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.
     4.4 Prorations, Credits and Other Adjustments. At Closing, Purchaser and Seller shall prorate all items of income and expense which are customarily prorated between a purchaser and seller for hotel properties comparable to the Hotel, including, without limitation, the prorations and other adjustments provided below, and the net amount consequently owing to Seller or Purchaser shall be added to or subtracted from the proceeds of the Purchase Price payable to Seller at Closing. Beginning as close to the anticipated Closing Date as practicable, Seller shall, in consultation with Purchaser and with Purchaser’s reasonable cooperation, cause to be prepared a prorations and credit statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments to the Purchase Price at Closing required under this Section 4.4 or under any other provision of this Agreement. As soon as Purchaser and Seller have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent. To the extent Purchaser and Seller are unable to agree by Closing on any item on the Preliminary Statement, Seller’s estimation of such item shall be used and such item shall be finally resolved on the Final Statement (defined below) pursuant to Section 4.4.14 below.
     4.4.1 Proration of Taxes.
          (a) All real estate ad valorem taxes, general assessments and special assessments and all personal property ad valorem taxes assessed against the Hotel (collectively, “Taxes”) with respect to the tax year in which Closing occurs shall be prorated between Purchaser and Seller as of the Closing Date. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the tax rates set forth in the most recent available bill and the latest assessed valuation of the Property; provided, however, that after the Closing, Seller and Purchaser shall re-prorate the Taxes in accordance with Section 4.4.14 below and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period. Purchaser shall give Seller written notice of the actual amounts of any such bills within three (3) days after receipt thereof. If, at the time of the Closing, the Hotel is subject to a special assessment or assessments which are payable by Seller and which are or may become payable in installments, then, for the purposes of this Agreement, all of the installments of any such special assessment or assessments which are not delinquent on the Closing Date and which may be paid thereafter shall be equitably apportioned between Seller and Purchaser based upon their respective periods of ownership in relation to the benefits for which such assessments were levied.
          (b) Seller retains the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the date of the Closing, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.
          (c) Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period and Seller has not commenced any proceeding to contest any such Taxes for such taxable period, Purchaser shall provide written notice requesting that Seller contest such Taxes. If Seller desires to contest such Taxes, Seller shall provide written notice to Purchaser within fifteen (15) days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such fifteen (15) day period, Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the party contesting such Taxes for the reasonable costs and expenses incurred by such party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the party receiving such refunds or abatements promptly shall pay such prorated amount due to the other party.

          (d) Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.
          (e) Seller and Purchaser shall use commercially reasonable efforts to cooperate with the party contesting the Taxes (at no cost or expense to the party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the party contesting the Taxes in furtherance of the contest of such Taxes.
     4.4.2 General Proration of Expenses.
          (a) The following items of expense with respect to any portion or aspect of the Hotel shall be prorated between Seller and Purchaser as of the Closing Date:
          (i) All charges and expenses under any Service Contracts.
          (ii) All utility charges (but excluding any utility deposits). To the extent reasonably practicable, though, in lieu of prorating the charges for any metered utility service, Purchaser and Seller shall endeavor to have the utility read the meter as close as practicable to the Closing Date, render a final bill to Seller based on such reading and Purchaser shall thereafter be responsible for all subsequent bills relating to such service.
          (iii) Prepaid expenses of the Hotel, excluding insurance but including without limitation, (A) amounts incurred to pay for natural gas (if any) held in storage pending use at the Hotel and (B) the expense of all transferable licenses and permits obtained in connection with the operation of the Hotel.
          (iv) All other Hotel operating expenses, other than employment expenses (which are covered by Section 4.4.3 below).
     4.4.3 Employment Expenses. All salaries, bonuses, other compensation and employment benefits for unused vacation, holiday, sick leave and personal days if, and to the extent, that amounts are accrued and vested and unused prior to the Closing Date, and contributions for retirement and welfare benefits, together with F.I.C.A., unemployment and other payroll taxes and benefits due with respect to the employment of the Employees shall be prorated between Seller and Purchaser as of the Closing Date, with accrued vacation and other benefits due to Employees in accordance with past practices. Purchaser shall pay the salaries and related benefits that are payable to any Employees for work performed at the Hotel on the Closing Date, whether prior to or following the time of Closing, regardless of whether such persons are employees of Seller, Manager or Purchaser.
     4.4.4 Hotel Revenues.
          (a) At Closing, Seller shall receive one-half (1/2) of all revenues from the Hotel guest rooms and facilities occupied on the evening immediately preceding the Closing Date, including without limitation any sales taxes, room taxes, occupancy taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocable to such rooms with respect to the evening immediately preceding the Closing Date. All revenues from restaurants, bars, lounges, vending machines and other service operations conducted at the Property shall be allocated based on whether the same accrued before or after the Cut-Off Time, and Seller shall cause the Manager to separately record sales occurring before and after the Cut-Off Time at the Property. Notwithstanding the foregoing, all revenues from any bars and lounges at the Property shall be prorated based on the actual closing time for such bar or lounge. For example, if such bar or lounge closes at 2 a.m. on the Closing Date, Seller shall retain the revenues from such services and operations even though such revenues were generated two (2) hours after the Cut-Off Time.
          (b) Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, or in any adjacent facilities owned or operated by Seller, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Purchaser, based on when the function therein commenced, with: (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller; (ii) functions commencing after the Cut-Off Time being allocable to Purchaser; and (iii) multi-day functions being allocated on a pro rata basis between Seller and Purchaser according to when the event commences and is scheduled to end in relation to the Cut-Off Time.
          (c) Any operating revenues not otherwise provided for in this Section 4.4, shall be prorated between Purchaser and Seller as of Closing.
     4.4.5 Rent.
          (a) Rent and other payments payable by tenants, licensees, concessionaires, and other persons using or occupying the Real Property or any part thereof under a Space Lease or otherwise, if any, for or in connection with such use or occupancy, including, without limitation, fixed monthly rentals, additional rentals, percentage rentals, escalation rentals, retroactive rentals, operating cost pass-throughs, common area maintenance charges, HVAC charges, payments of taxes and insurance expenses, promotional/marketing charges, construction receivables and other sums and charges payable by the tenants under the Space Leases (collectively, “Rent”) shall be prorated as of the Closing Date such that Seller will be entitled to Rent attributable to periods prior to the Closing Date and Purchaser will be entitled to Rent attributable to periods from and after the Closing Date, all as more particularly set forth below:
          (b) All Rent, other than Percentage Rent, owed under any Space Lease collected during the calendar month for the month in which the Closing occurs, but prior to the Closing Date, shall be applied in the following order of priority (after deduction of actual out-of-pocket costs of collection paid by Seller to third parties): (i) first, to Rent due from such tenant for the month in which the Closing occurs prorated between Seller and Purchaser as of the Closing Date, and (ii) second, to the extent the applicable tenant shall be in arrears for any Rent due for periods of time prior to the calendar month during which the Closing occurs (“Rent Arrears”), then Rent collected from such tenant during the calendar month in which the Closing occurs shall be applied to Rent Arrears due from such tenant for the months preceding the month during which the Closing occurs.
          (c) All Rent, other than Percentage Rent, owed under any Space Lease collected after the Closing Date shall be applied in the following order of priority (after deduction of actual out-of-pocket costs of collection paid by Purchaser to third parties): (i) first, to Rent then due from the applicable tenant to Purchaser; (ii) second, to Rent due from the applicable tenant for the calendar month in which the Closing occurs, prorated between Seller and Purchaser as of the Closing Date; and (iii) third, thereafter to the balance of Rent Arrears due then to Seller from such tenant. Any sums owed to Seller or Purchaser, as the case may be, pursuant to the foregoing shall be paid to the party entitled hereunder to receive such sum within fifteen (15) days following receipt thereof by the other party. Purchaser shall deliver to Seller by the twentieth (20th) day of the first full calendar month after the Closing and every month thereafter through the twelfth (12th) month following the Closing, a statement of the collection status of each Rent Arrear until the collection of all Rent Arrears. For one (1) year following the Closing, Seller shall have the right, upon reasonable notice, but no more often than once in such twelve (12) month period, to audit Purchaser’s books and records to verify the amount of Rent Arrears which has actually been collected by Purchaser. Purchaser shall pursue all Rent Arrears in the ordinary course of business and shall have the right to negotiate settlements with tenants who have Rent Arrears as it may determine in good faith; provided that, at its sole cost and expense (A) Seller shall have the unrestricted right to pursue collection from any tenant not in possession of its space as of the Closing Date in Seller’s sole discretion including, without limitation, initiating and prosecuting a lawsuit against the applicable tenant and (B) in the event that after Closing Purchaser evicts or otherwise terminates the possession of any tenant with Rent Arrears, Seller shall have the unrestricted right to pursue collection from such tenant in Seller’s sole discretion including, without limitation, initiating and prosecuting a lawsuit against the applicable tenant.
          (d) Percentage rent or overage rent (referred to herein as “Percentage Rent”) under each Lease shall be prorated between Purchaser and Seller for the Lease Year (as defined below) in which the Closing occurs in proportion to the relative periods of ownership of Seller and Purchaser during such Lease Year, with an adjustment to be made post-Closing upon completion of each applicable Lease Year to account for any Percentage Rent paid after Closing Date occurs. As used herein, the term “Lease Year” means the twelve (12) month period (or, as to tenants for which the Closing occurs during a partial Lease Year, such applicable shorter period) as to which annual Percentage Rent is owed under each Lease.
     4.4.6 Hotel Payables. At Closing, Purchaser shall receive a proration credit equal to the aggregate amount of all outstanding accounts payable for the Hotel with respect to purchases of goods and services delivered prior to the Closing Date (“Hotel Payables”) as set forth in a schedule attached to the Preliminary Statement. Purchaser shall: (a) assume the obligation to satisfy all Hotel Payables for which Purchaser received such credit at Closing; (b) indemnify, defend and hold Seller harmless against any claim for such Hotel Payables; and (c) assume all obligations of Seller to pay for any (i) consumables or other items ordered by or for the benefit of Seller in the ordinary course of business but which are not yet received as of the Closing Date and (ii) items or services listed on a purchase order log prepared by Manager which are not yet received as of the Closing Date, which list shall be updated by Manager immediately prior to

Closing. There shall not be any adjustment to the Purchase Price in connection with Purchaser’s assumption of the liabilities described in clauses (i) and (ii) above.
     4.4.7 Credit for Certain Inventories. At Closing, Seller shall receive a credit (based upon the original net invoice price paid) for (x) all unopened Liquor Inventory owned by 8440 LLC as of the Closing (which Liquor Inventory is not being purchased by Purchaser hereunder but shall be transferred in accordance with the Liquor Assets Escrow Agreement, subject to the post-Closing food and beverage operations agreement referred to in Section 4.2(p)) and (y) all unopened Retail Inventories at the Hotel as of the Closing Date, and Purchaser shall purchase all such unopened Retail Inventories. The amount of such credit shall be based on the actual costs (including without limitation sales tax) paid by Seller (or 8440, as applicable) for the actual inventory of such unopened Liquor Inventory and Retail Inventories by Seller’s and Purchaser’s representatives.
     4.4.8 Credit for Reservation Deposits. Purchaser shall receive a proration credit equal to the aggregate amount of advance deposits that shall have been received by Seller prior to the Cut-Off Time on account of reservations for use or occupancy of the Property after the Cut-Off Time.
     4.4.9 Credit for Cash Banks. Seller shall receive a credit at Closing in an amount equal to all House Bank Funds.
     4.4.10 Space Lease Deposits. Purchaser shall receive a credit at Closing in an amount equal to the aggregate amount of security and other deposits of tenants under the Space Leases which have not been applied to the tenants’ obligations in accordance with the terms of such Space Leases as of the Closing Date. All obligations with respect to such security deposits shall be assumed by Purchaser and Purchaser shall indemnify, defend and hold Seller harmless with respect thereto.
     4.4.11 Regarding Hotel Prorations Generally. Unless this Section 4.4 expressly provides otherwise: (a) all prorations hereunder with respect to the Hotel shall be made as of 12:00:01 a.m., local time at the Hotel (“Cut-Off Time”) on the Closing Date; (b) all prorations shall be made on an actual daily basis; and (c) for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with the Uniform System of Accounts for the Lodging Industry, as reasonably modified by Manager for use at the Hotel consistent with past practices within the twelve (12) months preceding the Closing, and otherwise in accordance with generally accepted accounting principles. Except as otherwise expressly provided herein, in any case in which Purchaser receives a credit at Closing on account of any obligation of Seller hereunder, Seller shall have no further liability for such obligation to the extent of the credit so given, Purchaser shall pay and discharge the same, and Purchaser shall indemnify, defend and hold Seller harmless Seller with respect thereto.
     4.4.12 Vouchers. Purchaser shall: (a) honor all outstanding unexpired gift certificates, coupons or other writings issued by Seller or its affiliates prior to the Closing Date that entitles the holder or bearer thereof to a credit (whether in a specified dollar amount or for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals, or goods and services at the Hotel (collectively, “Vouchers”) and shall assume all liability, if any, for all outstanding Vouchers as of the Closing Date; (b) receive a credit against the Purchase Price payable at Closing in the amount set forth on the schedule entitled “Vouchers and Barter” Agreements annexed to the Property Information Letter, with respect to the Vouchers listed thereon, as updated as of the Closing Date; (c) be reimbursed by Manager for any other Vouchers presented by holders thereof in accordance with the New Management Agreement; and (d) indemnify, defend and hold Seller harmless from and against all claims, liabilities, costs and expenses arising out of a violation of this Section 4.4.12 with respect to the Vouchers from and after the Closing Date.
     4.4.13 Utility and Other Deposits. At Closing, Seller shall receive a credit for all refundable cash or other deposits posted with utility companies serving the Property or any governmental agencies or authorities or posted pursuant to any Service Contract, or, at Seller’s option, Seller shall be entitled to receive and retain such refundable cash and deposits.
     4.4.14 Final Statement; Post-Closing Adjustments. Except for prorations for real estate taxes and other assessments, which shall be adjusted within fifteen (15) business days of receipt of the tax bill for the tax year in which the Closing occurs, and prorations of Percentage Rent in accordance with Section 4.4.5 hereof, Purchaser and Seller shall make a one-time post-Closing adjustment of any item of income and expense subject to adjustment as provided above which was either incomplete or incorrect (whether as a result of an error in calculation or a lack of complete and accurate information) as of the Closing. Purchaser will prepare and deliver to Seller for its review and approval a statement of prorations (the “Final Statement”) within ninety (90) days following the Closing Date, and the party in whose favor the original incorrect adjustment or error was made (“Adjusting Party”) shall pay to the other party (“Requesting Party”) the sum necessary to correct such prior incorrect adjustment or error within ten (10) days after completion of the Final Statement. Notwithstanding any provision of this Agreement to the contrary, all items required to be adjusted pursuant to this Section 4.4.14 shall be adjusted within one hundred twenty (120) days of Closing (except real estate taxes, which shall be re-adjusted within the period set forth above), and such adjustment shall be final and no further adjustment to the prorations or the Purchase Price shall be made.
     4.4.15 Resolution of Disputes. In the case of a dispute with respect to any post-closing adjustment, the parties shall attempt to resolve such dispute, but if for any reason such dispute is not resolved by the date that is thirty (30) days after the delivery of the original notice of the claimed adjustment by Purchaser or Seller, but not to exceed one hundred fifty (150) days after Closing, then the parties shall, upon the written request of either party to the other, submit such dispute to Ernst & Young (“Outside Accountants”), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Purchaser and Seller. At such time as the amount of any adjustment or dispute shall be determined (either by agreement or by determination of the Outside Accountants), any amount that shall be payable by the Requesting Party to the Adjusting Party as a result of such adjustment or determination shall be paid within ten (10) business days after the date on which such agreement or determination shall have been made.

     4.4.16 Survival. The provisions of this Section 4.4 shall survive Closing.
     4.5 Closing Costs.
          (a) Seller Closing Costs. At Closing, Seller shall pay: (a) the fees of any counsel representing it in connection with this transaction; (b) 100% of the premium for the Title Policy; (c) one-half of the escrow fees charged by Escrow Agent; (d) all recording and filing fees; and (e) 100% of the city, county, and state documentary transfer tax imposed in connection with the consummation of the transactions contemplated by this Agreement. The parties acknowledge and agree that Seller may use the Purchase Price to pay Seller’s closing costs.
          (c) Purchaser Closing Costs. At Closing, Purchaser shall pay: (a) the fees of any counsel representing Purchaser in connection with this transaction; (b) 100% of the (i) cost of any endorsements or extended coverages to the Title Policy, and (ii) cost of any title insurance provided to Purchaser’s lender; (c) the cost of any modifications or updates to the Survey, including the update referred to in Section 2.2; (d) one-half of the escrow fees charged by Escrow Agent; (e) the cost of any third party engineering and environmental reports and any updates obtained by Purchaser to the property condition report and the Phase I environmental report; and (f) all bulk sales taxes, sales tax on the sale of the Personal Property (or any part thereof) and any other sales or use taxes.
          (e) Other Costs. All other costs and expenses incident to this transaction and the closing thereof shall be paid in a manner consistent with custom for similar transactions in the city where the Hotel is located. Notwithstanding the foregoing, in the event that this Agreement is terminated as a result of a party’s default, such defaulting party shall pay all escrow and title cancellation fees charged in connection with such cancellation.
     4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:
          (a) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date (with appropriate modifications permitted under this Agreement or not materially adverse to Purchaser).
          (b) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.
          (c) Seller shall have delivered to Purchaser or deposited with Escrow Agent all of the items required to be delivered to Purchaser or deposited with Escrow Agent pursuant to the terms of Section 4.2.
          (d) Title Company shall have issued, or be irrevocably committed to issue subject to payment of title premiums, the Title Policy.

          (e) Seller shall deliver an executed Tenant Estoppel for the Space Lease for Liquor Seller.
          (f) The existing alcoholic beverage license for the Hotel (License No. 326147), which is owned by 8440 LLC (the “Existing Liquor License”) shall be in full force and effect.
     4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in writing in its sole discretion:
          (a) Purchaser shall have deposited with Escrow Agent the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement and Seller shall have received such Purchase Price from Escrow Agent.
          (b) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date (with modifications which are not materially adverse to Seller).
          (c) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.
          (d) Purchaser shall have deposited with Escrow Agent all of the items required to be delivered to Seller or deposited with Escrow Agent pursuant to the terms of Section 4.3.
     4.8 Failure or Waiver of Conditions Precedent. If other than as a result of a default by either party (in which case Article VI shall apply), any of the conditions set forth in Sections 4.6 or 4.7 are not fulfilled or waived on or before the Outside Closing Date, the sole and exclusive remedy available to the party benefited by such conditions shall be to terminate this Agreement by written notice to the other party, whereupon the Earnest Money shall be refunded to Purchaser (less Purchaser’s share of any escrow charges) and all rights and obligations hereunder of each party shall be at an end except those that expressly survive any termination of this Agreement. Either party benefited by a condition set forth in Sections 4.6 and 4.7 above may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of such condition. The parties’ consummation of the Closing pursuant to this Agreement shall waive any remaining unfulfilled conditions and any liability on the part of the other party for breaches of representations and warranties of which such party had actual knowledge as of the Closing.
     4.9 Alcoholic Beverage License.
          (a) Purchaser and Seller recognize that the Existing Liquor License and all alcoholic beverages on hand at the Hotel or the Property as of the Effective Date, whether issued to the food and beverage department or held in reserve storage (the “Liquor Inventory” and, together with the Existing Liquor License, the “Liquor Assets”) are currently owned by 8440 LLC, a California limited liability company (the “Liquor Seller”). On or prior to Closing, Wolverines

Lessee LLC, a Delaware limited liability company (“Wolverines LLC”), and Liquor Seller (collectively, the “Liquor Designee”) shall execute a separate escrow agreement relating to the transfer of the Liquor Assets to Liquor Designee, as co-licensees, (the “Liquor Assets Escrow Agreement”), in the form of Exhibit I attached hereto, and any other documents required by the California Department of Alcoholic Beverage Control (the “ABC”) and reasonably required by the Liquor Assets Escrow Agent (as defined below) to effectuate such transfer, and the parties shall, at or prior to Closing, deliver a fully executed Liquor Assets Escrow Agreement to Bay Commercial Bank, 3895 East Castro Valley Boulevard—Suite A, Castro Valley, CA 94552, Attention Chloe Flowers (the “Liquor Assets Escrow Agent”) along with the Liquor Assets Purchase Price.
          (b) Simultaneously with the Closing, Purchaser shall deposit into the Liquor Assets Escrow, in cash or other immediately available funds, an amount equal to Seventy-Five Thousand and 00/100 Dollars ($75,000.00) (the “Liquor Assets Purchase Price”), which amount shall be allocated as set forth in the Liquor Assets Escrow Agreement. The amount deposited as the Liquor Assets Purchase Price shall be a credit to Purchaser against the Purchase Price at Closing.
          (c) The Liquor Assets Escrow Agreement shall close as promptly as possible after the Closing, subject to Applicable Law. Upon the closing of the Liquor Assets Escrow Agreement, the Liquor Assets Escrow Agent shall deliver to Liquor Seller the Liquor Assets Purchase Price (less any amounts disbursed to third parties by the Liquor Assets Escrow Agent from the Liquor Assets Escrow pursuant to the terms of the Liquor Assets Escrow Agreement).
          (d) Promptly after the Liquor Assets Escrow Agreement and Liquor Assets Purchase Price has been deposited with the Liquor Assets Escrow Agent, Purchaser shall, at its cost and expense, submit an application to the ABC to transfer of the Existing Liquor License to the Liquor Designee, as co-licensees. Liquor Seller shall use commercially reasonable efforts to cooperate with Purchaser and Liquor Designee to cause the Existing Liquor License to be transferred or issued as provided herein, which such cooperation shall include, without limitation, maintaining and renewing the Existing Liquor License until such time as the Liquor Designee secures approval from the ABC for the transfer of the Existing Liquor License (or receives an unappealable order denying the transfer.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS
     5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date, subject to the qualifications and exceptions set forth below:
          (a) Organization and Authority. Seller has been duly organized and is validly existing and in good standing under the laws of Delaware and is qualified to do business in the State of California. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.
          (b) No Breach. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated herein will not: (i) result in a breach or acceleration of or constitute a default or event of termination under the provisions of any agreement or instrument by which the Property is bound which would have a material adverse impact on the ownership and operation of the Property by Purchaser; or (ii) constitute or result in the violation or breach by Seller of any judgment, order, writ, injunction or decree issued against or imposed upon Seller or result in the violation of any Applicable Law, rule or regulation of any governmental authority which, with respect to any of the foregoing, would have a material adverse impact on the ownership or operation of the Property by Purchaser.
          (c) Litigation/Condemnation. Except as set forth on the schedule entitled “Litigation” annexed to the Property Information Letter, neither Seller nor Manager has received written notice and, to Seller’s knowledge, there has been no written threat, of any litigation which has been filed against Seller that arises out of the ownership of the Property, or affecting the Property, an adverse determination of which would reasonably be expected to materially and adversely affect the Property or use thereof, or Seller’s ability to perform its obligations hereunder, nor has Seller received written notice of any condemnation proceedings.
          (d) Space Leases. The list of Space Leases attached hereto as Schedule 1.1(j) lists all leases or licenses for the lease and occupancy of space at the Hotel, and Seller has made available to Purchaser a true and correct copy of each such Space Lease. No written notice of default has been delivered by Seller or Manager or received by Seller or Manager with respect to any Space Leases that, to Seller’s knowledge, remains uncured, other than as set forth in Schedule 5.1(d). Any and all brokerage, leasing and other commissions and tenant improvement credits or contributions due under any such Space Leases have been performed in all material respects and all amounts due from Seller under the Space Leases as of the Closing Date have been (or will be) paid by the Closing Date.
          (e) Service Contracts and Equipment Leases. There are no Service Contracts, including without limitation Equipment Leases, which will affect the Property in any material respect after the Closing Date except as set forth on Schedule 1.1(e)-1(a), Schedule 1.1(e)-1(b), Schedule 1.1(e)-2(a), Schedule 1.1(e)-2(b), or Service Contracts entered into after the Effective Date which Seller is permitted to enter into under the terms of this Agreement. No Service

Contracts, including without limitation Equipment Leases, have been amended except as set forth in said Schedules or as otherwise permitted pursuant to this Agreement. As of the Effective Date and the Closing Date, no written notice of material default has been delivered by Seller or Manager or, to Seller’s knowledge, received by Seller or Manager with respect to any Service Contracts or Equipment Leases that, to Seller’s knowledge, remain uncured. The copies of Service Contracts and Equipment Leases made available to Purchaser by Seller are true and complete in all material respects.
          (f) Personal Property. Seller owns the Personal Property, other than any leased Personal Property under the Equipment Leases, free of all liens and encumbrances.
          (g) No Consents. No consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other person or entity on the part of Seller is required in connection with the execution, delivery and performance of Agreement or the consummation of the transactions contemplated.
          (h) No Violations. Except for violations shown in or disclosed by the Title Report or any Title Update and any violations disclosed on the schedule entitled “Violations of Law” annexed to the Property Information Letter, Seller has not received any written notice of, nor does Seller have any knowledge of, any violation in any material respect of Applicable Law that remains uncured.
          (i) Liquor Licenses. Neither Seller nor Manager has received any written notice from any Governmental Authority or other Person of any violation, suspension, revocation or non renewal of the liquor licenses held by Seller or any of its affiliates in effect with respect to the Hotel that has not been cured or dismissed.
          (j) Hotel Operating Statements. To Seller’s knowledge, the operating statements of the Hotel provided to Purchaser: fairly present in all material respects the financial condition of the Hotel as of the date thereof and the results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby.
          (k) Patriot Act Compliance. Neither Seller nor any individual or entity having an interest in Seller or controlled by Seller: (i) is a person or entity listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”); (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

          (l) Employees.
          (i) There are no employees of the Hotel other than those employees who are employed by Manager with respect to the Hotel.
          (ii) Neither the Seller nor the Manager is a party to any collective bargaining agreement or other agreement with any labor union with respect to the Property or the Hotel or any employees at the Hotel.
          (iii) Neither the Seller nor the Manager is a party to any written employment agreement with any employee at the Hotel that contains a fixed term or provides for severance other than in accordance with the generally applicable severance policy of Manager or Seller.
* * *
     Notwithstanding the foregoing, if Purchaser has actual knowledge of a breach of any representation or warranty made by Seller in this Agreement prior to Closing and Purchaser nevertheless proceeds to close the purchase of the Property, such representation or warranty by Seller shall be deemed to be qualified or modified to reflect Purchaser’s knowledge of such breach and Seller shall have no liability whatsoever respecting the same.
     5.2 Knowledge Defined. For purposes of this Agreement, “knowledge” means (a) with respect to Seller, the actual knowledge of Richard Szymanski or Richard Russo (provided that, in no event shall such person have any personal liability arising under this Agreement), without any duty of inquiry or investigation (other than to make reasonable inquiries of the general manager of the Hotel), and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, employee, agent or representative of Seller or any of its affiliates, and (b) with respect to Purchaser: (i) the actual knowledge of Thomas Fisher and Jon Bortz (provided that, in no event shall such person(s) have any personal liability arising under this Agreement); (ii) any matter disclosed in this Agreement or in any exhibits or schedules to this Agreement; (iii) any matter disclosed in any of the Seller Due Diligence Materials or any other documents or other written materials delivered by Seller or its agents to Purchaser prior to Closing; (iv) any matter disclosed by Purchaser’s inspections or investigations of the Property; and (v) any matter disclosed by a Tenant Estoppel (defined below).
     5.3 Covenants of Seller.
          (a) Seller hereby covenants as follows:
          (i) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall cause Manager to operate and maintain the Hotel in the ordinary course and in a manner generally consistent with the manner in which Manager has operated and maintained the Hotel during the twenty-four (24) month period prior to the date hereof, in good condition consistent with past practice, reasonable wear and tear excepted and so as (i) to maintain levels of Retail Inventory and Consumable Inventory consistent with past practice (ii) maintain all existing insurance coverages for the Hotel, (iii) perform maintenance and repairs for the Property and Hotel in the ordinary course of business and consistent with past practices, and (iv) maintain all Permits and the Existing Liquor License in full force and effect, subject in all events to force majeure and other circumstances or events outside of control of Seller.
          (ii) From and after the Effective Date until the Closing, Seller shall not sell, assign or enter into any agreement to sell or transfer the Hotel or any portion thereof, except for the provision of hotel rooms and facilities in the ordinary course.
          (iii) From and after the Effective Date until the Closing, Seller shall not (i) enter into any new, written management agreement or Service Contracts, Space Lease or other agreement or encumbrance with respect to the Property (other than agreements with potential guests or groups entered into in the ordinary course of business consistent with past practice), nor shall Seller enter into any written agreements modifying the Service Contracts, Permitted Exceptions or Space Leases unless: (A) any such agreement or modification will not bind Purchaser or the Property after the Closing Date; (B) any such agreement or modification is subject to termination on not more than thirty (30) days’ notice without penalty; or (C) Seller has obtained Purchaser’s prior written consent to such agreement or modification which consent shall not unreasonably be withheld or delayed or (ii) grant its consent to any action described in clause (i) above by Manager; provided that Seller shall be permitted to enter into a new lease with Liquor Seller on the same terms as the existing Space Lease with Liquor Seller except for the term thereof which shall extend to February 28, 2019. Contracts and agreements entered into after the Effective Date in accordance with this Section 5.3(a)(iii) shall constitute, as applicable, “Service Contracts” or “Space Leases” and be scheduled on, and assigned pursuant to, the Assignment of Contracts or the Assignment of Space Leases.
          (b) Following the Effective Date and prior to Closing, Seller shall obtain from 8440 LLC, in its capacity as tenant under the Space Lease for certain restaurant, bar, and similar areas in the Hotel, an estoppel in the form required under the applicable Lease (or, if neither a form nor the contents of any estoppel is specified, in substantially the form of Exhibit H attached hereto) (such estoppel being referred to herein as a “Tenant Estoppel”), which Tenant Estoppel shall be delivered to Purchaser at the Closing pursuant to Section 4.6(e).
     5.4 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:
          (a) ERISA. Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”).
          (b) Organization and Authority. Purchaser has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so, and this Agreement is enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency and similar laws.

          (c) No Breach. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transaction contemplated herein will not: (i) result in a breach or acceleration of or constitute a default under any agreement or instrument by which Purchaser is bound or affected which would have a material adverse impact on the ability of Purchaser to timely close the acquisition of the Property pursuant to the terms of this Agreement; or (ii) constitute or result in the violation or breach by Purchaser of any judgment, order, writ, injunction or decree issued against or imposed upon Purchaser or result in the violation of any Applicable Law, rule or regulation of any governmental authority which, with respect to any of the foregoing, would have a material adverse impact on the ability of Purchaser to timely complete the acquisition of the Property pursuant to this Agreement.
          (d) No Consents. No consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other person or entity on the part of Purchaser is required in connection with the execution, delivery and performance of Agreement or the consummation of the transactions contemplated.
          (e) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.
          (f) Patriot Act Compliance. Neither Purchaser nor any individual or entity having an interest in Purchaser or controlled by Purchaser (i) is in violation of any applicable anti-money laundering or anti-bribery laws and regulations, (ii) is a person or entity listed on the Lists; (iii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order; or (iv) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.
          (g) Tax Identification Number. Purchaser’s valid tax identification number is 45-1822358.
          (h) Bankruptcy. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser or its general partner(s) or controlling shareholders or members.

     5.5 Covenants of Purchaser and/or of Seller.
          (a) Purchaser may at its election (but subject to the limitations of Section 3.1 above), inspect the Property for the presence of Hazardous Substances, and, at Seller’s request, shall furnish to Seller without representation or warranty copies of any reports received by Purchaser in connection with any such inspection. Purchaser shall also furnish to Seller without representation or warranty copies of any other reports received by Purchaser relating to any other physical inspections of the Property conducted on Purchaser’s behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act, 42 U.S.C. §12101, et seq., if applicable).
          (b) Purchaser hereby assumes full responsibility for its inspections of the Property regarding Hazardous Substances and irrevocably waives any claim against Seller and releases Seller from all liability arising from the presence of Hazardous Substances on the Property.
          (c) Not later than three (3) days prior to the Closing, Seller shall send, or cause the Manager to send, written notice to guests or other persons who have safe deposit boxes at the Hotel advising of the sale of the Hotel and requesting verification or removal of the contents within two (2) days. The safe deposit boxes of guests or other persons not responding to said written notice shall be opened only in the presence of the Manager or representatives of both Seller and Purchaser. The contents of all boxes opened as aforesaid shall be listed at the time such boxes are opened and each such list shall be signed by or on behalf of the Manager or by or on behalf of Seller and Purchaser, and Purchaser shall not be liable or responsible for any items claimed to have been in said boxes unless such items are included in such list. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any liability or responsibility for any items claimed to have been in said boxes but not included on such list and Purchaser agrees to indemnify, defend and hold Seller harmless from and against any liability or responsibility for items claimed to have been in said boxes and included in such list and all claims, losses and liabilities with respect thereto arising out of the acts or omissions of Purchaser after the Closing Date.
          (d) All baggage or other property of guests of the Hotel which has been checked with or left in the care of Seller and remains in Seller’s care as of the Cut-Off Time shall be inventoried and tagged jointly by Seller and Purchaser. Purchaser hereby agrees to defend, indemnify and hold harmless Seller against any claims, losses or liabilities in connection with such tagged baggage and property arising out of the acts or omissions of Purchaser from and after the Closing Date. Seller hereby agrees to defend, indemnify and hold harmless Purchaser against all claims, losses and liabilities with respect to such tagged baggage and property arising out of the acts or omissions of Seller prior to the Closing Date.
          (e) Purchaser shall honor (and shall cause its manager to honor) all reservations made in the ordinary course of business at the Hotel (including honoring the rates at which such reservations were made, including reservations made on a wholesale, reward points redemption, or other basis), or for any related conference, banquet, or meeting space or any other facilities in connection with the Hotel made by Seller on or prior to the Cut-Off Time for periods on or after the Closing Date.

     The provisions of this Section 5.5 shall survive Closing or any earlier termination of this Agreement.
     5.6 Employees.
          (a) For purposes of this Agreement, “Employees” means, collectively, all individuals employed at the Hotel by Manager as of the Closing Date, irrespective of whether such individuals are active or on leaves of absence or otherwise inactive but still employed at the Hotel.
          (b) Purchaser agrees that it will cause the Manager to continue to employ, following the Closing, the Employees so that Seller shall not be required to give any layoff, closing or other termination notices or otherwise incur any liability pursuant to the provisions of the Federal Worker Adjustment and Retraining Notification Act. 29 U.S.C. 2101-2109 (the “Federal WARN Act”) and the California Worker Adjustment and Retraining Notification Act (the “California WARN Act”). Purchaser shall be required to assume and discharge all obligations and liabilities of Seller or Manager with respect to costs of termination of any Employee incurred after the Closing including, without limitation, any severance claim made after the Closing or arising from the transactions contemplated by this Agreement.
          (c) From and after the Closing, Purchaser (i) shall be solely responsible for complying or causing compliance with all applicable provisions of federal, state and municipal laws and regulations relating to Employees, including Purchaser’s covenants set forth in this Section 5.6, including without limitation compliance with any applicable provisions of the Federal WARN Act or the California WARN Act, and (ii) hereby agrees to indemnify, defend, protect and hold Seller, Manager, and their respective affiliates harmless from and against any and all claims, liabilities, debts, costs, expenses, damages, attorneys’ fees and disbursements arising out of any violation of the Federal WARN Act or the California WARN Act in connection with the transaction contemplated by this Agreement. Seller agrees to indemnify, defend, protect and hold Purchaser and its affiliates harmless from and against any and all claims, liabilities, debts, costs, expenses, damages, attorneys’ fees and disbursements arising out of any violation of the Federal WARN Act or the California WARN Act for any period prior to the Closing (excluding any matters arising from the transaction contemplated by this Agreement).
          (d) During the period prior to Closing, the parties agree to reasonably cooperate and also to consult on a regular basis and coordinate their activities relating to employee matters so as to facilitate a smooth transition of Hotel operations and the continued proper performance by the Employees of their respective duties up to Closing.
          (e) Purchaser agrees to indemnify, defend and hold harmless Seller, Manager and their respective officers, directors, members, owners and affiliates (together with Seller and Manager, the “Seller-Related Parties”) from and against any claim, liability, or judgment asserted against any of the Seller-Related Parties on account of or with respect to any of the following: (i) any causes of action, damages, complaints, judgments, orders and/or claims, whatsoever, and all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred in connection therewith, which may be asserted against any of the Seller-Related Parties on account of any violation of the National Labor Relations Act, Title VII of the Civil Rights Act, the Fair

Labor Standards Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Vocational Rehabilitation Act of 1973, the Federal WARN Act and/or the California WARN Act, California Labor Law, California and City of West Hollywood Human Rights Law, and/or any other applicable federal, state or city employment statutes, laws, rules and regulations (collectively, “Employment Laws”) by Purchaser, or any designee or management company engaged by Purchaser to employ Hotel personnel (other than Manager), except to the extent such are based on the acts of any Seller Related Parties (other than those arising from the transactions contemplated by this Agreement), and (ii) any claims or liabilities arising (A) under ERISA and/or any other applicable federal or state law or regulation concerning employee benefit plans with respect to the employment of employees by Purchaser or such designee or management company from and after the Closing or from the transactions contemplated by the Agreement, to the extent that any such claim or liability relates to any period of employment from and after the Closing or arise from the transactions contemplated by this Agreement or (B) from or under any employee benefit plan applicable to any Employee or any other employee hired by Purchaser or such designee or management company to perform services at or for the Hotel, to the extent that any such claim or liability relates to any period of employment from and after the Closing or arise from the transactions contemplated by this Agreement. For the avoidance of doubt, nothing in this Section 5.6(e) shall be deemed to require Purchaser to indemnify any Seller-Related Party with respect to any claim, liability or judgment of the type described in clause (i) or (ii) of Section 5.6(f).
          (f) Seller agrees to indemnify, defend and hold harmless Purchaser, or any designee or management company engaged by Purchaser to employ Hotel personnel and their respective officers, directors, members, owners and affiliates (together with Purchaser, the “Purchaser-Related Parties”) from and against any claim, liability, or judgment asserted against any of the Purchaser-Related Parties other than those arising from the transactions contemplated by this Agreement on account of or with respect to any of the following: (i) any causes of action, damages, complaints, judgments, orders and/or claims, whatsoever, and all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred in connection therewith, which may be asserted against any of the Purchaser-Related Parties on account of any violation of the Employment Laws occurring up to and including the Closing by Seller-Related Parties, except to the extent such are based on the acts of any Purchaser-Related Parties and (ii) any claims or liabilities arising (A) under ERISA and/or any other applicable federal or state law or regulation concerning employee benefit plans with respect to the employment of employees by Seller-Related Parties up to and including the Closing, or (B) from or under any employee benefit plan applicable to any Employee or any other employee hired by Purchaser or such designee or management company to perform services at or for the Hotel, to the extent that any such claim or liability relates to any period of employment up to and including the Closing. For the avoidance of doubt, nothing in this Section 5.6(f) shall be deemed to require Seller to indemnify any Purchaser-Related Party with respect to any claim, liability or judgment of the type described in clause (i) or (ii) of Section 5.6(e).
          (g) Purchaser’s and Seller’s obligations under this Section 5.6 shall survive Closing without limitation.

     5.7 Independent Audit. From the Effective Date until two (2) years after the Closing or earlier termination of this Agreement, Seller shall make the books and records for the years ending December 31, 2010, 2009, and 2008 and interim periods as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) of the Property/Seller available to Purchaser and Purchaser’s independent accountants for inspection, copying and audit by Purchaser’s designated accountants at the expense of Purchaser. Seller and the Manager of the Property will provide the Purchaser’s independent accountants with a management representation letter with respect to the audited historical financial statements of the Property/Seller for the years ending December 31, 2010, 2009, and 2008 and any unaudited interim period required by the rules and regulations of the SEC. Seller shall provide Purchaser with copies of, or access to, such factual information, accounting records and financial information as may be reasonably requested by Purchaser or its auditors, and in the possession or control of Seller, to enable Purchaser or its affiliates to file reports or registration statements in compliance with the rules and regulations of the SEC. This Section 5.7 shall survive the Closing for two (2) years.
ARTICLE VI
DEFAULT
     6.1 Default by Purchaser. If prior to Closing, Purchaser defaults under this Agreement, Seller shall be entitled, as its sole and exclusive remedy (without limiting Seller’s rights with respect to any indemnification obligations of Purchaser under Section 11.1, ARTICLE III and/or Section 11.18) to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. THEREFORE, SUBJECT TO THE PRECEDING SENTENCE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.
INITIALS: Seller                              Purchaser
Nothing contained in this Section 6.1 shall limit or prevent Seller, after Closing has occurred, from: (a) asserting any legal or equitable claims against Purchaser for Purchaser’s obligation to pay attorneys’ fees and other amounts under Section 11.18; (b) enforcing any indemnity obligation of Purchaser under this Agreement or preclude Seller from obtaining a damage award in connection therewith; or (c) enforcing Purchaser’s other obligations and liabilities which survive Closing.
     6.2 Default by Seller. In the event that Seller fails to consummate this Agreement for any reason other than Purchaser’s default (in which event Section 6.1 applies), then Purchaser shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and receive the return of the Earnest Money, in which event Seller shall be released from any and all liability hereunder ; provided that if the termination resulted from an intentional or willful act of Seller, then Seller shall pay Purchaser its Termination Costs (as hereinafter defined) upon Purchaser’s written notice to Seller that the same have become due Purchaser expressly waives its rights to seek monetary or other damages in the event of Seller’s default hereunder other than as expressly provided in the preceding sentence. Notwithstanding the foregoing, if Purchaser is ready, willing and able to close and Seller is obligated to close pursuant to the terms of this Agreement, then Purchaser shall have the right for file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which Closing was to have occurred. Purchaser shall be deemed to have elected to waive such right to seek specific performance if it fails to file suit within such period. As material consideration to Seller’s entering into this Agreement with Purchaser, Purchaser expressly waives any right under statutory or common law or otherwise to record or file a lis pendens or a notice of pendency of action or similar notice against all of any portion of the Property unless all conditions precedent to Seller’s obligation to proceed to Closing have been satisfied and Seller defaults in its obligation to proceed to Closing. “Termination Costs” shall mean those reasonable costs actually incurred by Purchaser in connection with its investigation and efforts to purchase the Property, including, without limitation, actual reasonable fees and costs of counsel and consultants, all of which Termination Costs shall be evidenced by written documentation reasonably acceptable to Seller, but in no event shall the Termination Costs payable by Seller to Purchaser in connection with this Section 6.2 exceed $500,000.
     6.3 Seller’s Right to Cure Defaults. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the right to exercise its remedies under Section 6.2 for a Seller default unless Purchaser has provided written notice to Seller specifying in reasonable detail the nature of the Seller default, and Seller has not cured the same within ten (10) business days after Seller’s receipt of such notice (the “Seller Cure Period”), in which case the Outside Closing Date shall be extended until the date which is five (5) business days after the expiration of the Seller Cure Period.
     6.4 Purchaser’s Right to Cure Defaults. Notwithstanding anything to the contrary contained in this Agreement, with respect to any default under this Agreement by Purchaser other than a default in Purchaser’s obligation to close the transaction contemplated hereunder on the Closing Date, Seller shall not have the right to exercise its remedies under Section 6.1 for any such Purchaser default unless Seller has provided written notice to Purchaser specifying in reasonable detail the nature of the Purchaser default, and Purchaser has not cured the same within 10 days after Purchaser’s receipt of such notice. It is expressly understood and agreed that there shall be no cure period afforded Purchaser and no need for Seller to provide any notice, written or otherwise, with respect to a default by Purchaser in its obligation to close the transaction on the Closing Date, and in the event of such a default, Seller shall have the immediate right to exercise its remedies on account thereof provided in Section 6.1 above.
ARTICLE VII
SURVIVAL, INDEMNIFICATION, AND LIMITATIONS ON LIABILITY
     7.1 Survival. The representations and warranties of Seller set forth in Section 5.1 of this Agreement, as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(e) hereof, and any other representations and warranties of Seller contained herein or in any other instrument delivered to Purchaser in connection herewith shall survive Closing for a period of six (6) months. The representations and warranties of Purchaser set forth in Section 5.4, as updated by the certificate of Purchaser to be delivered to Seller at Closing in accordance with Section 4.3(d) hereof, and any other representations and warranties of Purchaser contained herein or in any other instrument delivered to Seller in connection herewith shall survive the Closing for a period of nine (9) months from the Closing Date.
     7.2 Seller’s Indemnification. From and after the Closing, Seller shall, subject to the provisions of this Section 7.2, defend, indemnify and save harmless Purchaser and its Affiliates, and their respective employees, contractors, officers, directors, and agents (collectively, “Purchaser Indemnitees”) from and against any and all losses, injuries, claims, penalties, liabilities, fines, damages, costs or expenses (including, without limitation, reasonable attorneys’ fee and costs) (collectively, “Losses”) arising out of, resulting from or relating to:
     (a) the inaccuracy of any representation or warranty of Seller;
     (b) the failure by Seller to perform or fulfill any covenant or agreement of Seller contained in this Agreement; or
     (c) any injury to or death of any person or persons or damage to or destruction of any property owned by a third-party, arising out of or in any manner directly or indirectly connected with the Hotel and having accrued prior to the Closing Date (unless caused by a Purchaser Indemnitee).
The provisions of this Section 7.2 shall survive the Closing without limitation.
     7.3 Purchaser’s Indemnification. From and after the Closing, Purchaser shall, subject to the provisions of this Section 7.3, defend, indemnify and save harmless Seller and its Affiliates, and their respective employees, contractors, officers, directors, and agents (collectively, “Seller Indemnitees”) from and against any and all Losses arising out of, resulting from or relating to:
     (a) the inaccuracy of any representation or warranty of Purchaser;
     (b) the failure by Purchaser to perform or fulfill any covenant or agreement of Purchaser contained in this Agreement; or
     (c) any injury to or death of any person or persons or damage to or destruction of any property owned by a third-party, arising out of or in any manner directly or indirectly connected with the Hotel and having accrued after the Closing Date (unless caused by a Seller Indemnitee).
The provisions of this Section 7.3 shall survive the Closing without limitation.
     7.4 Notice and Resolution of Claims.
          (a) Notice. Each Person entitled to indemnification pursuant to Section 7.2 or 7.3 (an “Indemnitee”) shall give written notice to the indemnifying party or parties from whom indemnity is sought (the “Indemnifying Party”) promptly after obtaining knowledge of any claim that it may have under Section 7.2 or 7.3, as applicable. The notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give the notice in a timely manner shall not release the Indemnifying Party from its obligations under Section 7.2 or 7.3, as applicable, except to the extent that the failure materially prejudices the ability of the Indemnifying Party to contest that claim.
          (b) Defense of Third Party Claims. If a claim for indemnification pursuant to Section 7.2 or 7.3 shall arise from any action made or brought by a third party that would reasonably be expected to result in indemnifiable Losses (a “Third Party Claim”), the Indemnifying Party may assume the defense of the Third Party Claim. If the Indemnifying Party assumes the defense of the Third Party Claim, the defense shall be conducted by counsel chosen by the Indemnifying Party, who shall be reasonably acceptable to Indemnitee, provided that the Indemnitee shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim at its own expense (which shall not be recoverable from the Indemnifying Party under this ARTICLE VII unless (i) the Indemnitee is advised by counsel reasonably satisfactory to the Indemnifying Party that use of counsel of the Indemnifying Party’s choice would be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or (iii) the Indemnifying Party shall authorize the Indemnitee in writing to employ separate counsel at the expense of the Indemnifying Party, in each of which cases the reasonable expenses of counsel to the Indemnitee shall be reimbursed by the Indemnifying Party). In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel (other than local counsel) for all Indemnitees with respect to any claim indemnified under this ARTICLE VII; provided that an Indemnitee shall be entitled to employ separate counsel at the expense of the Indemnifying Party if the Indemnitee is advised by counsel reasonably satisfactory to the Indemnifying Party that use of such other counsel would give rise to a conflict of interest, in which case the reasonable expenses of counsel to such Indemnitee shall be reimbursed by the Indemnifying Party. Notwithstanding the foregoing provisions of this Section 7.4(b), (i) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 7.2 or 7.3 without the Indemnitee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless it has assumed the defense of such Third Party Claim and as part of the settlement the Indemnitee is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnitee or require the Indemnitee to admit any fault, culpability or failure to act by or on behalf of the Indemnitee, and (ii) no Indemnitee shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 7.2 or 7.3 without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless the Third Party claim is for money damages only and such settlement does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of the Indemnifying Party and as part of such settlement the Indemnifying Party is released from all liability (for indemnification pursuant to this ARTICLE VII and otherwise) with respect to such Third Party Claim. If the Indemnifying Party does not notify the Indemnitee within twenty (20) Business Days after receipt of the Indemnitee’s notice of a Third Party Claim of indemnity hereunder that it elects to assume the control of the defense of any Third Party Claim, the Indemnitee shall have the right to contest the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this

Agreement and the costs of such actions by the Indemnitee shall be paid by the Indemnifying Party.
     7.5 Limitations on Liability.
     (a) Deductible.
     (i) Seller shall not have any obligation or liability to any Purchaser Indemnitee under Section 7.2(a) unless and until the aggregate amount of Losses incurred or suffered by the Purchaser Indemnitees arising out of the matters referred to in Section 7.2(a) shall have exceeded $75,000, in which case Seller shall be obligated and liable under Section 7.2(a) only with respect to such excess.
     (ii) Purchaser shall not have any obligation or liability to any Seller Indemnitee under Section 7.3(a) unless and until the aggregate amount of Losses suffered by the Seller Indemnitees arising out of the matters referred to in Section 7.3(a) shall have exceeded $75,000, in which case Purchaser shall be obligated and liable under Section 7.3(a) only with respect to such excess.
          (b) Limit of Liability. The aggregate liability of Seller or Purchaser, as applicable—
     (i) under Section 7.2(a) shall not exceed $3,000,000;
     (ii) under Section 7.3(a) shall not exceed $3,000,000; and
     (iii) under Section 7.2(b), 7.2(c), 7.3(b), or 7.3(c) shall not be subject to any limits.
          (c) Limit on Time for Assertion of Claims. Neither Seller nor Purchaser shall have any obligation or liability pursuant to Section 7.2 or 7.3, respectively, for any breach of any representation or warranty unless notice of a claim asserting such breach shall have been given in accordance with Section 7.4 prior to the termination of the survival period applicable to such representation or warranty as set forth in Section ARTICLE VII. Neither Seller nor Purchaser shall have any obligation or liability pursuant to Section 7.2 or 7.3, respectively, for any breach of any covenant contained in this Agreement that occurred prior to the Closing unless notice of a claim asserting such breach shall have been given in accordance with Section 7.4 on or before the date six (6) months following the Closing Date.
     7.6 Other Matters Regarding Indemnification.
          (a) In the event either Seller or Purchaser (the “Claiming Party”) has actual knowledge on or before the Closing that any representation or warranty of the other is incorrect (either through independent investigation or through information and materials provided to the Claiming Party) or that a covenant of the other has been breached and the Claiming Party proceeds to Closing, then the Claiming Party shall not be permitted to assert a claim for such matters following the Closing Date.

          (b) The right to be indemnified for Losses, on the terms and subject to the limitations set forth in this ARTICLE VII, shall be the exclusive remedy available to the Parties and the Indemnitees for the matters set forth in Sections 7.2 and 7.3.
ARTICLE VIII
RISK OF LOSS
     8.1 Minor Damage. In the event of loss or damage to the Real Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller shall, at Seller’s option, either (a) perform any necessary repairs (to return the Real Property to substantially the condition in which it existed immediately prior to such loss or damage), or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question (other than business interruption proceeds attributable to the period prior to Closing and proceeds in respect of amounts expended by or on behalf of Seller prior to Closing to restore the Property). In the event that Seller elects to perform repairs upon the Real Property, Seller shall use commercially reasonable efforts to complete such repairs promptly and the Outside Closing Date shall be extended a reasonable time, not to exceed thirty (30) days, in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy with respect to such loss or damage and not paid by Seller prior to Closing and Seller shall assign all of its rights to proceeds under the applicable policy with respect to any claim for the applicable loss (other than business interruption proceeds attributable to the period prior to Closing and proceeds in respect of amounts expended by or on behalf of Seller prior to Closing to restore the Property). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.
     8.2 Major Damage. In the event of a “major” loss or damage to the Real Property, Purchaser may, upon notice in writing to Seller delivered within ten (10) days after Seller sends Purchaser written notice of the occurrence of such major loss or damage, terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser and neither Seller nor Purchaser shall have any further rights or obligations under this Agreement except any obligations that expressly survive the termination of this Agreement. If Purchaser fails for any reason to deliver written notice of termination to Seller within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs (to return the Real Property to substantially the condition in which it existed immediately prior to such loss or damage), or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question (other than business interruption proceeds attributable to the period prior to Closing and proceeds in respect of amounts expended by or on behalf of Seller prior to Closing to restore the Property). In the event that Seller elects to perform repairs upon the Real Property, Seller shall use commercially reasonable efforts to complete such repairs promptly and the Outside Closing Date shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy with respect to such loss or damage and not paid by Seller prior to Closing and Seller shall assign all of its rights to proceeds under the applicable policy with respect to any claim for the applicable loss (other than business interruption proceeds attributable to the period prior to Closing and proceeds in respect of amounts expended by or on behalf of Seller prior to Closing to restore the Property). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.
     8.3 Definition of “Major” Loss or Damage. For purposes of Sections 8.1 and 8.2, “major” loss or damage refers to the following (a) loss or damage to the Real Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of a licensed independent architect or registered professional engineer with a minimum of ten (10) years experience related to commercial real estate construction selected by Seller, equal to or greater than five percent (5%) of the Purchase Price or (b) any loss due to a condemnation which permanently and materially adversely modifies or impairs the continued operation of the Hotel in substantially the same manner as the Hotel is operated on the Effective Date.
ARTICLE IX
COMMISSIONS
     9.1 Brokerage Commissions. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay to Goldman Sachs (“Broker”) at Closing a brokerage commission pursuant to a separate written agreement between Seller and Broker and Seller shall indemnify and hold Purchaser harmless with respect to any payments due and owing to Broker in connection with this transaction under such agreement. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will indemnify, defend, protect and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this Section 9.1 shall survive Closing or earlier termination of this Agreement.
ARTICLE X
DISCLAIMERS AND WAIVERS
     10.1 No Reliance on Documents. Except as expressly set forth in this Agreement, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by or on behalf of Seller or its brokers to Purchaser in connection with the transaction contemplated hereby including, without limitation, the Reports, material available in the E-Room, and other Seller Due Diligence Materials, provided, however, that Seller shall not intentionally alter any material, data or information for the purpose of misleading Purchaser. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) except for matters expressly set forth in this Agreement, neither Seller nor any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report or other materials provided to Purchaser in connection with this Agreement.
     10.2 DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT: IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, PROFITABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY AND ANY ACTUAL OR PROPOSED BUDGETS FOR THE REAL PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER IS A SOPHISTICATED INSTITUTIONAL INVESTOR WITH SUBSTANTIAL EXPERIENCE AND EXPERTISE WITH INVESTMENT PROPERTIES AND HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND

NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING. UPON CLOSING AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS RELATING TO THE CONDITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY EXCEPT FOR FRAUD AND OBLIGATIONS OF SELLER UNDER THIS AGREEMENT OR ANY AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE CLOSING DATE, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER.
The waivers and releases set forth in Sections 5.5(a) and 5.5(b) and in the immediately preceding paragraph include claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s waiver or release of Seller and the other parties referenced in this Section.
     10.3 Repairs, Reserves, and Capital Expenditures. Purchaser acknowledges and agrees that except as provided in Section 5.3 of this Agreement, (a) Seller shall have no obligation to make any repairs, replacements, improvements or alterations to the Property or to expend any funds therefor, including, without limitation, any reserves that may be held for such purpose, and (b) Purchaser shall not be entitled to a credit to the Purchase Price at Closing in the event capital expenditures actually made at the Hotel for any year are less than the budgeted amount as of the date of the Closing.

     10.4 Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Property has been decreased to take into account that the Property is being sold subject to the provisions of this Article X. Seller and Purchaser agree that the provisions of this Article X shall survive Closing.
ARTICLE XI
MISCELLANEOUS
     11.1 Confidentiality. Prior to the Closing, and subject to the provisions of Section 11.2, this Agreement, the terms hereof and the Property Information shall be treated as “Evaluation Material” in accordance with that certain Confidentiality Agreement executed by Purchaser in favor of Seller (the “Confidentiality Agreement”). From and after the Closing, Seller and its affiliates shall hold in confidence, and shall not disclose to third parties without the prior written consent of Purchaser, any non-public proprietary information regarding the Hotel and the Property. The foregoing shall not be deemed to restrict the ability of Seller and its affiliates to comply with their disclosure and reporting obligations under applicable law.
     11.2 Public Disclosure. Prior to the Closing, neither Purchaser nor Seller, nor any of their respective affiliates, shall make any press release or other public statement, or file any report with the Securities and Exchange Commission containing information, regarding the terms of this Agreement that are not generally known to the public (the “Confidential Information”) without affording the other party a reasonable opportunity (not to exceed two business days) to review and comment on the content of such release, report, or statement insofar as it applies to this Agreement and the transaction contemplated hereby. For the avoidance of doubt, Purchaser or Seller or their respective affiliates shall be permitted to make such disclosure and shall not be required to obtain the consent of the other party prior to making such disclosure. Notwithstanding the foregoing, Seller and Purchaser shall be permitted to (i) disclose any Confidential Information to the extent required by court order or under Applicable Law (subject to providing the other party the reasonably opportunity to review and comment on any such disclosure, as provided above, to the extent consistent with Applicable Law) and (ii) disclose any Confidential Information to any Person on a “need-to-know” basis, such as their respective members, trustees, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, investors, and such other Persons whose assistance is required to consummate the transactions contemplated in this Agreement or to whom notice of this transaction may be required pursuant to the Service Contracts or Applicable Law, or with whom communication may be required to accomplish the assignment of the Permits, the Service Contracts or the Space Leases; provided, however, that Purchaser or Seller (as applicable) shall, to the extent consistent with Applicable Law, (a) advise such person of the confidential nature of such Confidential Information, and (b) use commercially reasonable efforts to cause such Person to maintain the confidentiality of such information. Purchaser and Seller shall mutually agree on the content of the initial press release regarding the consummation of the transaction contemplated by this Agreement following the Closing. Notwithstanding anything to the contrary contained herein, the parties understand and agree that Pebblebrook Hotel Trust, Inc. and Morgans Hotel Group Co. each will file a report on Form 8-K with the Securities and Exchange Commission in connection with the transaction contemplated by this agreement. The provisions of this Section 11.2 shall survive the Closing.

     11.3 Assignment. Purchaser may not assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement without first obtaining Seller’s written approval which may be given or withheld in Seller’s sole discretion; provided that Purchaser may assign all or any portion of this Agreement to one or more entities that are wholly-owned, directly or indirectly, by Pebblebrook Hotel, L.P. Any assignment by Purchaser of this Agreement shall not relieve Purchaser of its obligations under this Agreement and any permitted assignee must expressly assume the obligations of Purchaser in writing. Without limiting the foregoing, in no event shall Purchaser assign this Agreement to any assignee which, in the reasonable judgment of Seller, will cause the transaction contemplated hereby or any party thereto to violate the requirements of ERISA.
     11.4 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission or PDF transmission completed before 5:00 p.m. (New York time) on a business day sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission or PDF transmission, as of the date of the facsimile transmission or PDF transmission provided that an original of such facsimile or PDF is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Notices may be given by a party’s counsel on behalf of such party as if such party had given such notice itself. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:
     If to Seller:
Mondrian Holdings LLC
c/o Morgans Group LLC
475 Tenth Avenue
New York, NY 10018
Attention: David Smail, Executive Vice President & General Counsel
Facsimile No.: (212) 277-4172
Email: david.smail@morganshotelgroup.com
     With a copy to:
Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
Attention: Bruce W. Gilchrist
Facsimile No.: (202) 637-5600
Email: bruce.gilchrist@hoganlovells.com

     If to Purchaser:
     Wolverines Owner LLC
c/o Pebblebrook Hotel Trust
2 Bethesda Metro Center
Suite 1530
Bethesda, Maryland 20814
Attention: Thomas Fisher
Facsimile no. (240) 396-5763
Email: tfisher@pebblebrookhotels.com
     With a copy to:
Hunton & Williams LLP
1900 K Street, NW
Washington, DC 20006
Attention: John M. Ratino, Esquire
Facsimile No.: (202) 828-3779
Email: jratino@hunton.com
     11.5 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.
     11.6 Calculation of Time Periods; Time is of the Essence. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Real Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., New York time. Time is of the essence with respect to each and every term and provision of this Agreement.
     11.7 Successors and Assigns. Subject to the limitations on assignment set forth in Section 11.3 above, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.
     11.8 Entire Agreement. This Agreement, including the Exhibits, the Schedules and the Confidentiality Agreement contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

     11.9 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, (a) execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property, and (b) obtain sellers’ permits for any sales activities conducted at the Property prior to Closing and/or obtain “sale for resale certificates” for any Personal Property that may be sold after the Closing. The provisions of this Section 11.9 shall survive Closing.
     11.10 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. In order to expedite the transaction contemplated herein, telecopied, facsimile or PDF signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied, facsimile or PDF document, are aware that the other party will rely on the telecopied, facsimile or PDF signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.
     11.11 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.
     11.12 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 11.12 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.
     11.13 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
     11.14 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:
Schedule 1.1(a) -Legal Description of Land
Schedule 1.1(c) -Excluded Personal Property

Schedule 1.1(e)-1(a) -Service Contracts (assignable without consent)
Schedule 1.1(e)-1(b) -Service Contracts (consent required for assignment)
Schedule 1.1(e)-2(a) -Equipment Leases (assignable without consent)
Schedule 1.1(e)-2(b) -Equipment Leases (consent required for assignment)
Schedule 1.1(f) -Intellectual Property
Schedule 1.1(g) — Transferable Permits
Schedule 1.1(j) -List of Space Leases
Schedule 1.5(c) -Allocations of Real and Personal Property
Schedule 2.4(a) -Permitted Exceptions
Schedule 3.2 -Reports
Schedule 5.1(d) -Space Leases
Exhibit A -Deed
Exhibit B -Bill of Sale
Exhibit C -Assignment of Contracts
Exhibit D -Assignment of Space Leases
Exhibit E -FIRPTA Certificate
Exhibit F -Title Affidavit
Exhibit G -Escrow Agreement
Exhibit H - Form of Tenant Estoppel
Exhibit I — Form of Liquor Assets Escrow Agreement
     11.15 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.
     11.16 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits, schedules or amendments hereto. Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.
     11.17 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.
     11.18 Attorneys Fees. If any action or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in addition to any other relief awarded by the court.

     11.19 No Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.
     11.20 No Reservation of Property. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Purchaser and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Purchaser and Seller.
     11.21 No Recordation. Purchaser shall not record this Agreement, nor any memorandum or other notice of this Agreement, in any public records.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER: Mondrian Holdings LLC
By:	Mondrian Senior Mezz LLC,
its Managing Member

By:	Morgans Group LLC,
its Managing Member

By:	Morgans Hotel Group Co.,
its Managing Member

By:	/s/ Yoav Gery
Its: CDO and EVP

PURCHASER: Wolverines Owner LLC, a Delaware limited liability company
By:	Thomas C. Fisher
Its: Vice President

Annex I
Definitions
     (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, Board of Fire Underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.
“Consumable Supplies” shall mean office, cleaning, engineering, laundry and valet supplies, food service supplies, decorations, menus, guest supplies (including stationery, soap, matches, toilet and facial tissues) and such other supplies as are customarily consumed on a daily basis in the operation of the Hotel.
“Environmental Laws” means Applicable Laws regulating or relating to any Hazardous Substances including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), (ii) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), (iii) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (v) the Clean Water Act, 33 U.S.C. § 1251 et seq., (vi) the Clean Air Act, 42 U.S.C. § 7401 et seq., (vii) the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., (viii) the Safe Drinking Water Act, 42 U.S.C. § 803 et seq., (ix) the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., (x) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11001 et seq., (xi) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates exposure to Hazardous Substances), and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.
“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the person or property in question.
“Guest Records” shall mean guest records, profiles, histories, contact information and preferences gathered by Manager based on the guest’s stay or information provided by the guest during, prior to or after such stay at the Hotel.
“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether solid, semisolid, liquid or gaseous, including, without limitation, asbestos, polychlorinated biphenyls, petroleum or petroleum by-products (excluding any substances of kinds and amounts ordinarily used or stored in similar properties for purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws), and any other material or substance which is defined as a “hazardous substance”, “hazardous waste”, “toxic waste” or “toxic substance” under any Environmental Laws.
“Operating Equipment” shall mean chinaware, glassware, linens, silverware, and other items of a comparable nature, and all replacements, additions and substitutions therefor.
“Manager’s Materials” shall mean materials, files, lists, records, compilations and methods of operation which constitute valuable proprietary information, trade secrets and Manager’s work product, including, by way of example and not of limitation, Guest Records, marketing techniques, customer and mailing lists and reservation systems.
“Manager’s Tradenames” shall mean the Primary Name, the marks “Morgans”, “A Morgans Hotel”, “Mondrian”, “SkyBar”, “Asia de Cuba” and “ADCB” or any other tradenames, trademarks, service marks, symbols, logos or designs owned or licensed by Manager or any of its affiliates including, without limitation, the name of any restaurant, bar and/or lounge at any Morgans Hotel, and any words or designs, marketing materials, concepts and trade dress (such as the menu and the items thereon) related thereto.
“Primary Name” shall mean Mondrian.
“Property Information Letter” shall mean that certain letter from Seller to Purchaser dated as of the Effective Date.
     (b) The following terms are defined in the Section of this Agreement set forth after such term below:

ABC	Section 4.9(a)
Adjusting Party	Section 4.4.14
Agreement	Introduction
Assignment of Contracts	Section 4.2(c)
Assignment of Space Leases	Section 4.2(d)
Bookings	Section 1.1(d)
Broker	Section 9.1
California WARN Act	Section 5.6(b)
Claiming Party	Section 7.6(a)
Closing	Section 4.1(a)
Closing Date	Section 4.1(a)
Confidentiality Agreement	Section 11.1
Consumable Inventory	Section 1.1(i)
Cut-Off Time	Section 4.4.11
Deed	Section 4.2(a)
Effective Date	Introduction
Employees	Section 5.6(a)
Employment Laws	Section 5.6(e)
Equipment Leases	Section 1.1(e)
ERISA	Section 5.4(a)

Escrow Agreement	Section 1.6(b)
Excluded Permits	Section 1.1(g)
Excluded Personal Property	Section 1.1(c)
Existing Liquor License	Section 4.6(f)
Federal WARN Act	Section 5.6(b)
Final Statement	Section 4.4.14
Hotel	Recitals
Hotel Payables	Section 4.4.6
House Bank Funds	Section 1.1(k)
Improvements	Recitals
Initial Earnest Money	Section 1.6(a)
Intangibles	Section 1.1(h)
Land	Recitals
Lease Year	Section 4.4.5(d)
Legal Requirements	Section 2.4(d)
Liquor Assets	Section 4.9(a)
Liquor Assets Escrow Agent	Section 4.9(a)
Liquor Assets Escrow Agreement	Section 4.9(a)
Liquor Assets Purchase Price	Section 4.9(b)
Liquor Designee	Section 4.9(a)
Liquor Inventory	Section 4.9(a)
Liquor Seller	Section 4.9(a)
Lists	Section 5.1(k)
Losses	Section 7.2
Management Agreement	Section 1.7
Manager	Section 1.7
Monetary Encumbrances	Section 2.3(c)
OFAC	Section 5.1(k)
Order	Section 5.1(k)
Outside Accountants	Section 4.4.15
Outside Closing Date	Section 4.1(a)
Percentage Rent	Section 4.4.5(d)
Permits	Section 1.1(g)
Permitted Exceptions	Section 2.4
Personal Property	Section 1.1(c)
Pre-Closing Date	Section 4.1(b)
Preliminary Statement	Section 4.4
Property	Section 1.2(a)
Property Information	Section 3.1(a)
Purchase Price	Section 1.4
Purchaser	Introduction
Purchaser Indemnitees	Section 7.2
Purchaser-Related Parties	Section 5.6(f)
Real Property	Recitals
Receivables	Section 1.2(b)(v)
Rent	Section 4.4.5

Rent Arrears	Section 4.4.5(b)
Requesting Party	Section 4.4.14
Retail Inventory	Section 1.1(i)
Retained IP	Section 1.1(f)
Seller	Introduction
Seller Cure Period	Section 6.3
Seller Indemnitees	Section 7.3
Seller-Related Parties	Section 5.6(e)
Service Contracts	Section 1.1(e)
Space Leases	Section 1.1(j)
Survey	Section 2.2
Taxes	Section 4.4.1(a)
Tenant Estoppel	Section 5.3(b)
Title Affidavit	Section 4.2(k)
Title Company	Section 2.1
Title Policy	Section 2.5
Title Report	Section 2.1
Title Update	Section 2.1
Unopened Inventory	Section 1.1(i)
Wolverines LLC	Section 4.9(a)